                           PURCHASE AND SALE AGREEMENT

                                 AUGUST 16, 2001

TABLE OF CONTENTS

1. PURCHASE AND SALE                                                       1

   1.1  Purchase and Sale                                                  1
   1.2  Interests                                                          1
   1.3 Special Provisions Regarding Individual Fields                      4
   1.4 Excluded Interests                                                  6
   1.5 Overriding Royalty Interests                                        7
   1.6 Effective Date                                                      7
   1.7 Interests Subject to Existing Agreements                            7

2. Purchase Price                                                          7

   2.1  Purchase Price                                                     7
   2.2   Adjustments to Purchase Price                                     7

3.       REPRESENTATIONS AND WARRANTIES                                    9

   3.1   Representations and Warranties of Seller                          9
   3.2   Representations and Warranties of Buyer                           11

4.       COVENANTS AND AGREEMENTS                                          13

   4.1   Covenants and Agreements of Seller                                13
   4.2   Covenants and Agreements of Buyer                                 14

5. TITLE MATTERS                                                           15

   5.1   Defensible Title                                                  15
   5.2   Special Warranty of Title                                         16
   5.3   Consents to Assign                                                16
   5.4   No Preferential Rights to Purchase                                16

6. CONDITIONS TO CLOSING                                                   17

   6.1   Seller's Conditions                                               17
   6.2   Buyer's Conditions                                                17

7. CLOSING                                                                 17

   7.1   Date of Closing                                                   17
   7.2   Place of Closing                                                  17
   7.3   Closing Obligations                                               17

8. OBLIGATIONS AFTER CLOSING                                               19

   8.1   Post-Closing Adjustment Procedure                                 19
   8.1.1 Receipts and Credits                                              19
   8.1.2 2001 Taxes                                                        20
   8.2   Files and Records                                                 20
   8.3   Further Assurances                                                20
   8.4   NORM                                                              20
   8.5   Plugging and Abandonment of Wells, Removal of Facilities          21
   8.6   Seller's Retention of Obligations and Indemnification             21
   8.7   Buyer's Assumption of Obligations and Indemnification             22
   8.8   Suspense Funds                                                    23

9. MISCELLANEOUS                                                           23

   9.1   Exhibits and Schedules                                            23
   9.2   Disclaimers                                                       23
   9.2.1 Disclaimer of Warranties                                          23
   9.2.2 Disclaimer Regarding Information                                  26
   9.3   Confidentiality                                                   26
   9.4   Waiver of Partition                                               27
   9.5   Expenses                                                          27
   9.6   Notices                                                           27
   9.7   Amendments                                                        28
   9.8   Conditions                                                        28
   9.9   Counterparts                                                      28
   9.10  Governing Law                                                     28
   9.11  Entire Agreement                                                  28
   9.12  Parties in Interest                                               29
   9.13  Liability and Jury Waivers                                        29
   9.14  Press Release                                                     29
   9.15  Severability                                                      29
   9.16  Dispute Resolution                                                30
   9.17  Certain Governmental Consents                                     30
   9.18  No Admissions                                                     30
   9.19  Consents                                                          30
   9.20  Preferred Stock Representation                                    31

                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A   Seller's Interest in Oil and Gas Leases and Wells
Exhibit B-1 Assignment, Bill of Sale and Conveyance-East Milton Field
Exhibit B-2 Assignment, Bill of Sale and Conveyance-Alwan Field
Exhibit B-3 Assignment, Bill of Sale and Conveyance-North Francitas Field
Exhibit B-4 Assignment, Bill of Sale and Conveyance-Grand Lake Field
Exhibit B-5 Assignment, Bill of Sale and Conveyance-Lacassine Field
Schedule 1.3  Plat of North Fault Block and South Fault Block, Lacassine Field
Schedule 1.3(A)(v) Joint Operating Agreement-Lacassine Field
Schedule 1.3(B)(ii) Joint Operating Agreement-North Francitas Field
Schedule 1.3(D) Joint Operating Agreement-Grand Lake Field
Schedule 1.4  Excluded Interests-Employment, Consulting, Office and Accounting
              Service Contracts
Schedule 1.5  Assignments of Overriding Royalty Interests
Schedule 2.1  Statement of Resolution Establishing and Designating a Series of
              Shares of GulfWest Energy Inc., Series E Preferred Stock, par
              value $.01 per share
Section 3.1(f) Production Sales Contracts which may not be terminated on notice of 60 days or less
Section 3.1(p) Calls on Production
Schedule 7.3(b)Notice of Contractual Rights
Schedule 7.3(i)Act of Complete Release from Millennium Energy Fund, L.L.C. and
               Notice of Termination and Reassignment of Net Profits Interest
---------
Note:  Exhibits and Schedules listed above are omitted in this filing, however the registrant agrees to furnish a copy of any omitted exhibit or schedule to the Commission upon request.

                           PURCHASE AND SALE AGREEMENT

This  Purchase  and  Sale  Agreement,   dated  the  16th  day  of  August  2001,
("Agreement") is between Grand Goldking,  L.L.C., a Louisiana  limited liability company,  herein  referred to either as  "Goldking"  or as "Seller" and GulfWest
Energy Inc, a Texas  corporation,  hereinafter  referred to as "GulfWest Energy"
and  GulfWest  Oil & Gas  Company,  a Texas  Corporation  ("GulfWest
O&G")  and GulfWest  Oil & Gas  Company  (Louisiana)  LLC, a  Louisiana
limited  liability company  ("GulfWest  LLC"),  all located at 397 North Sam
Houston  Parkway East, Suite 375, Houston, Texas 77060 (GulfWest Energy,
GulfWest O&G and GulfWest LLC, herein referred to collectively and in the singular as "Buyer").

In consideration  of the mutual promises  contained  herein,  the benefits to be derived by each party hereunder and other good and valuable  consideration,  the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.       PURCHASE AND SALE.

1.1      Purchase and Sale.
         ------------------

     Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay Seller for the Interests  (as defined in Section  1.2),  subject to the terms and conditions of this Agreement.

1.2      Interests.
         ---------

     Subject to the provisions and limitations of this Agreement,  including but not limited to Section 1.3 hereof and  specifically  excepting the Excluded
     Interests and Reserved Overriding Royalty Interests (as hereinafter defined in Section 1.4 and  Section  1.5,  respectively),  the  following  shall be called "Interests", to-wit:

     (a)  One hundred percent (100%) of Seller's working interest in the oil and gas leases and other properties situated in the Lacassine Refuge Field
          (sometimes  referred  to  as  "Lacassane  Refuge  Field")  ("Lacassine
          Field"),  as more particularly  described on Exhibit A hereto;  SAVE
          AND EXCEPT an  undivided  fifty  percent  (50%) of Seller's  ownership interest in the following: (i) the B-11 Well (Serial No. 214030), (ii)
          all wells drilled or caused to be drilled in the North Fault Block [as defined in Section 1.3 (A)(i)  hereof] by Buyer (or its  designee) and
          Seller (or its designee)  subject to the terms and  conditions of that certain Joint Operating  Agreement dated of even date herewith between
          Seller, Buyer and Setex Oil & Gas Company ("Setex"),and (iii) all
          oil, gas and other minerals  produced from such wells  described in
          (i) and (ii) above located on the North Fault Block.

     (b)  One hundred percent (100%) of Seller's  interest in oil and gas leases and  other  properties  located  in  the  Grand  Lake  Field  as  more particularly described on Exhibit A hereto, insofar and only insofar as said leases  cover  rights  situated  from the surface down to 200'
          below the base of the No. 24 sand as seen in the  Superior Oil Company
          State Lease 344 No. 25 well (API No.  17-023-20946)  on the  ISF/SONIC log at 10,790' ("Shallow Depths";

     (c)  An undivided  fifty percent (50%) of Seller's  interest in oil and gas leases located in the Grand Lake Field,  insofar said leases cover the zones below the Shallow Depths;

     (d)  One hundred percent (100%) of Seller's  interest in oil and gas leases situated in the North Francitas Field, as more particularly  described on Exhibit A hereto;

     (e)  One hundred  percent  (100%) of  Seller's  interest in the oil and gas leases  and other  properties  situated  in the Alwan  Field,  as more particularly described on Exhibit A hereto;

     (f)  One hundred  percent  (100%) of  Seller's  interest in the oil and gas leases and other properties situated in East Milton Field, as same are more particularly described on Exhibit A hereto;

     The properties, rights and Interests specified in the foregoing subsections
(a), (b), (c), (d), (e), and (f) are herein referred to collectively as the
"Oil & Gas Properties".

     (g)  Those  interests  in  personal  property,  fixtures  and  improvements appurtenant  to the Interests or used or obtained in  connection  with their operation or with the production, treatment, sale or disposal of hydrocarbons  or water  produced  therefrom or  attributable  thereto, including without limitation, wells, pipelines,  gathering systems and compression  facilities  appurtenant to or located upon the Interests, less and except any and all boats,  vehicles (the  "Personal  Property and Fixtures");

     (h)  Those  interests  in  property,  rights,   privileges,   benefits  and
          appurtenances in any way belonging to,  incidental to, or appertaining
          to  the  Interests,   including,  to  the  extent  transferable,   all
          agreements,  purchase and sale  agreements  identified  on Exhibit "A"
          hereto and made a part hereof,  product  purchase and sale  contracts, surface leases,  gas gathering  contracts,  salt water disposal leases and wells, processing agreements,  compression  agreements,  equipment leases, permits, gathering lines, rights-of-way,  easements, licenses,
          farm-outs  and  farm-ins,   options,   orders,  pooling,   spacing  or
          consolidation agreements, unit agreements, communitization agreements, and operating  agreements and all other  agreements  relating  thereto
          (the "Contracts");

          (i)  Originals  or copies of all  production  records,  accounts, files,  information,  and data,  in the custody,  or control of Seller that  pertain in any  material  way to the  Interests  (in any medium, including  paper,  film,  microfilm,  and computer  magnetic tapes and disks, and in any form, including numbers, text, tables, charts, maps, financial accounts and graphic images) including without limitation:

               (1)  instruments  and  agreements  that  constitute,  create,  or
                    govern  the  Interests,   the  easements,   equipment,   and
                    agreements described above;

               (2)  title  opinions,  abstracts  of  title,  together  with  all curative  materials and title files for the  Interests;

               (3)  maps, drilling reports,  engineering data,  formation tests, logs  and  maps  for  the  Interests;

               (4)  to the extent  transferable  by Seller  without  restriction under applicable law or third party agreements  (without the extraordinary  payment  of funds  or  other  consideration),
                    seismic     geophysical,     geological,      gravitational,
                    paleontological, and chemical data, information and analyses for  the  Interests;

               (5)  information   about  hydrocarbon   production,   processing,
                    storage,  transportation,  and  sales  form  the  Interests, including all such  production  and sales  records;  and

               (6)  relevant financial and tax information (excluding income tax
                    information)    including   authorities   for   expenditure,
                    operating  budgets,  cash  call,  billing  statements,   and
                    reconciliation statements..

     Items (1) through (6) above are hereinafter referred to as the "Records."

          However, excluded from the sale and transfer of the Interests shall be the following  materials  that Seller shall not be required to deliver or make available to Buyer:

                    (a)  Seller's general tax records,

                    (b)  All  attorney-client  communications  or attorney  work product,  records  and  documents,  and  other  legally
                         recognized   privileged   communications   in  Seller's
                         possession, and/or

                    (c)  records  which are subject to third  party  contractual restrictions  on  disclosure  that  cannot  be  removed
                         without extraordinary expense or effort.

          The  above  items (a),  (b) and (c) may be  collectively  referred  to herein as the "Excluded Records".

          (j) All accounts  receivables  attributable to the Interests that are,
          in  accordance   with  generally   accepted   accounting   principles,
          attributable  to the  period  from and after the  Effective  Date (the
          "Accounts Receivable").

     (k)  All oil, gas and mineral production attributable to the Interests from and after the Effective Date (the "Production").

     The Oil & Gas Properties,  the Personal Property and Fixtures, the Records,
the Accounts Receivable,  the Production and all other property described in (a)
through (k) are hereinafter referred to as the "Interests".

1.3 Special Provisions Regarding Individual Fields.
    ------- ---------- --------- ---------- -------

     A.   Lacassine Refuge Field, Cameron Parish,  Louisiana.
          (i) Description of North Fault Block and South Fault Block:

               For the purposes of this Agreement,  the Lacassine Field shall be divided into two (2) fault blocks, the North Fault Block and the South
          Fault Block.

          (a)  The North Fault Block is defined as that portion of the Interests lying  north of a line  bisecting  the LARF MARG HOWEI '2' SU, as created by the Louisiana Office of Conservation Order No. 868, as
               follows:

                    Commencing at a point located on the southwest quadrant
                    boundary  line of the unit drawn for the LARF MARG HOWEI '2'
                    SU at the surface  location of the Texas Pacific Oil Company
                    Inc.  #B-3 well and  continuing  North 52 degrees  East to a point  at the  surface  location  of  the  Oryx  Energy  Co.
                    Lacassine #B-11 well and thence  continuing North 76 degrees
                    East to a point  located on the  Northeast  boundary line of the  designated  unit for the LARF MARG HOWEI '2' SU. A plat of the line  separating  the North and South  Fault Block is attached hereto as Schedule 1.3.

          (b)  The South Fault Block is that  portion of the  Interests  that is situated south of the above  described line that bisects the LARF
               MARG HOWEI '2' SU.

     (ii) Within eighteen (18) months after Closing, Buyer will make a good faith effort to clean out the B-1 well for the deepening or recompletion of the well to the MH3 zone or other  zones.  Should  Buyer  either not timely commence such  deepening  operation or fail to make a good faith attempt to reach the MH3 zone,  then Seller,  at its  election,  may require  Buyer to reassign such wellbore to Seller.  Upon such reassignment,  Seller shall be entitled to all  production  obtained  from said well as it may be deepened and  Seller  shall be  responsible  for  plugging  and  abandoning  the B-1 wellbore.  The  reassignment of the B-1 wellbore to Seller shall be subject to Buyer's  lender  ("Lender")  releasing  such  wellbore from all security interests  held by the Lender that  pertain to such well.  Buyer  agrees to make a good faith attempt to secure such releases.

     (iii)Buyer  agrees to transport  natural gas to a sales meter and store oil and condensate prior to sale as a result of (ii) above, and Buyer agrees to provide Seller or its designee, at no cost, gathering and metering services
     ("Gathering  and Metering  Services") in this field so long and only to the extent  excess  capacity  exists in Buyer's  existing  gathering  and sales metering  facilities.  If  additional  facilities  are  required  to handle
     Seller's  production,  then Seller shall pay its proportionate share of the costs  incurred by Buyer in providing  Gathering and Metering  Services for
     Seller's share of production.

     (iv) Seller shall pay Buyer a fee of 5 cents per barrel for the disposal of
     Seller's  share of produced water from the Lacassine  Field.  This right is not  assignable  by  Seller  to a  third  party  not  affiliated  with or a subsidiary of Seller or Goldking Energy Corporation.

     (v) At Closing,  Seller,  Buyer and Setex shall enter into a separate Joint
     Operating  Agreement (JOA) covering the Lacassine Field, a copy of this JOA is attached hereto as Schedule 1.3(A)(v).

     (vi)  Seller  and  Buyer  agree  that  no new  well  will  be  spud to test reservoirs  in the  North  Fault  Block  in the  Lacassine  Field  prior to
     February 1, 2002, unless mutually agreed to by the parties.

     B.   North Francitas Field, Jackson County, Texas:

     (i) At its sole cost and  expense,  Buyer  shall  attempt  to  reenter  and complete as a commercially  productive  well of oil and/or gas at least one well  located  within the North  Francitas  Field AMI as defined in the JOA attached hereto,  within eighteen (18) months after Closing.  If Buyer does not timely  satisfy this  obligation,  then Buyer shall,  at Seller's  sole discretion and request, assign to Seller or its designee, for no additional consideration,  all  rights  acquired  by Buyer  from  Seller  in the North
     Francitas  Field and/or  pursuant to the North  Francitas  Joint  Operating
     Agreement (JOA) to be executed by Seller, Buyer and Setex at Closing.  This reassignment  shall be made free and clear of any  liens,  encumbrances  or transfers  by or  against  Buyer and shall be  effective  as of the date of
     Seller's request.  Buyer shall retain all of its liability  associated with said  prospect from the Closing Date through the date of  re-conveyance  to
     Seller or its designee.  Upon such transfer,  the North Francitas JOA shall no longer be effective. However, if Buyer is successful with its first well reentry,  then Buyer will carry Seller or its designee  "through the tanks"
     for its undivided  thirty  percent  (30%)  interest in the first and second well reentries and the reentry of the salt water  disposal well.  Once this
     obligation  is  satisfied,   Seller  shall  then  be  responsible  for  its
     proportionate  share  of  facilities  costs  incurred  subsequent  to  said satisfaction.  (ii) At Closing,  Seller,  or its designee,  Buyer and Setex shall  enter into a Joint  Operating  Agreement  (JOA)  covering  the North
     Francitas  Field,  a copy  of  this  JOA is  attached  hereto  as  Schedule
     1.3(B)(ii).

     C.   Alwan Field, Wharton County, Texas:

          Seller has provided to Edmund A. Weinheimer two  performance  bonds in the  amounts  of  Thirty-Two  Thousand  Dollars  and  Twenty-Five  Thousand
     Dollars,  respectively,  covering  the  obligation  to plug and abandon the
     Weinheimer Nos. 1 and 3 wells and to perform surface restoration operations on the well sites and facilities  for said wells ("P&A" Bond).  Buyer shall provide Mr. Weinheimer with performance bonds sufficient to replace the
     P&A Bonds  ("Replacement  Bonds") on or before the Closing  Date.

     D.   Grand Lake Field, Cameron Parish, Louisiana:

          At Closing, Seller, Buyer and Setex shall enter into a Joint Operating
     Agreement  (JOA)  covering  the  Grand  Lake  Field,  a copy of this JOA is attached hereto as Schedule 1.3(D).

1.4      Excluded Interests.
         ------------------

          It is  specifically  agreed  Seller  is not  selling  and Buyer is not purchasing the following ("Excluded Interests"):

         (a)  Materials  and  equipment  leased or  temporarily  located on the
               Interests,  as more fully set forth in the attached Schedule 1.4, and any materials,  equipment,  pipelines, or other facilities in which Seller does not own an interest;

          (b)  all  amounts due or payable to Seller as  adjustments  or refunds under any  contracts  affecting  the Interests for all periods of time prior to the Effective Date, specifically including, without limitation,  amounts  recoverable  from  audits  under  operating agreements,  provided such matters are identified, and Seller has made timely claim thereon pursuant to the applicable contract and such  claim is made on or  before  two  years  from and after the
               Effective Date;

          (c)  all  proceeds,  benefits,  income  or  revenue  accruing  to  the
               Interests  prior to the Effective  Date, and any claims of Seller for refunds of or losses  carried  forward  with respect to taxes attributable  to  the  Interests  for  any  period  prior  to the
               Effective Date; and

          (d)  all employment,  consulting,  office lease and accounting service contracts, and all other contracts described in Schedule 1.4.

1.5      Overriding Royalty Interests.
         ----------------------------

          Buyer  acknowledges the Interests are subject to those overriding royalty  interests  more  fully set  forth in  Schedule  1.5  attached hereto.

1.6      Effective Date.
         --------------

         The purchase and sale of the  Interests  shall be effective as of
          July 1, 2001(the "Effective Date").

1.7      Interests Subject to Existing Agreements.
         ----------------------------------------

          Buyer and  Seller  agree that the sale of the  Interests  will be made subject to any and all reservations of public record and that are included on the attached Exhibit A.

2.       PURCHASE PRICE.

2.1      Purchase Price
         --------------

         (a)  The  purchase  price  for the  Interests  shall be  Fourteen
                    Million Five Hundred Thousand Dollars  ($14,500,000.00) (the
                    "Purchase  Price"),  subject to  adjustment  as set forth in
                    Section  2.2.,  and  payable  as  follows:

          (i)  Ten Million Dollars (US) ($10,000,000.00) paid at Closing by
                    bank  wire  transfer  of  immediately   available  funds  as
                    specified  by Seller  ("Cash"),  and

          (ii) Four  Million  Five  Hundred  Thousand  Dollars   ($4,500,000.00)
               represented by nine thousand (9,000) shares of GulfWest  Energy's
               Series E preferred  redeemable  stock  ("Preferred  Stock") to be issued as follows: 4,500 shares to Leonard C. Tallerine,  Jr. and
               4,500 shares to Millennium Energy Fund, L.L.C. (collectively, the
               "Shareholders").  The rights and obligations of Shareholders  and
               GulfWest  Energy with regard to the Preferred  Stock shall be set forth in a separate  Statement  of  Resolution  Establishing  and
               Designating a Series of Shares of GulfWest  Energy, Inc. Series E
               Preferred  ("Statement")  in the form set forth as  Schedule  2.1 attached hereto.

2.2  Adjustments to Purchase Price.
     -----------------------------

     The Purchase Price shall be adjusted as follows:

     (a)  The Cash portion of the Purchase  Price shall be adjusted  upward by the following:

          (i)  the value of all oil in storage above the pipeline  connection as of the Effective Date and not  previously  sold by Seller that is attributable to the Interests,  such value to be the market price in effect as of the  Effective  Date  less  applicable  taxes and gravity adjustments;

          (ii) the  amount  of  expenditures  paid by or on  behalf of Seller in connection  with the  operation of the  Interests,  in accordance with generally accepted accounting principles,  to the extent not provided for in Section 2.2 (a)(iii),  attributable to the period after the Effective Date including but not limited to: (a) all ad valorem,  property,  production,  excise,  severance  and similar taxes based upon or measured by the  ownership of property or the production of hydrocarbons  or the receipt of proceeds  therefrom and (b) all  expenditures,  rentals,  royalties and other charges
               and  expenses  billed  under  applicable  operating   agreements,
               excluding overhead charges;

          (iii)an  amount  equal to all  prepaid  expenses  attributable  to the
               Interests  that are paid by or on behalf of Seller  that are,  in
               accordance  with  generally   accepted   accounting   principles,
               attributable  to the period ( or any portion  thereof)  after the
               Effective  Date,  including  without  limitation  prepaid utility charges and prepaid ad valorem, property,  production,  severance and similar  taxes based upon or  measured  by the  ownership  of property  or the  production  of  hydrocarbons  or the receipt of proceeds therefrom; and

          (iv) any other amount if agreed upon in writing by Seller and Buyer.

     (b) The Cash  portion of the Purchase  Price shall be adjusted  downward by the following:

          (i)  proceeds  received by Seller  attributable  to the Interests that are, in accordance with generally accepted accounting principles, attributable  to the period of time from and after the  Effective
               Date, excluding proceeds attributable to oil in storage above the pipeline connection as of the Effective Date;

          (ii) an  amount  equal to  unpaid ad  valorem,  property,  production, excise, severance and similar taxes and assessments based upon or measured by the ownership of the Interests that are  attributable to any period or periods of time (or any portion  thereof)  prior to the  Effective  Date  (collectively,  "Taxes"),  which amounts shall, to the extent not actually assessed,  be computed based on such tax rates and  assessments  for the preceding tax year (such amount to be prorated  for (1) the period of Seller's and Buyer's ownership before and after the Effective Date) and (2) based upon
               Seller's and Buyer's post Closing ownership ("Tax Estimate"). For purposes of this section,  Seller's pro rata portion of year 2001 ad valorem taxes shall be estimated to be Fifty Thousand  Dollars
               ($50,000.00);

          (iii)the sum of $85,000  that will be used by Buyer for field  repairs as determined by Buyer;  and (iv) any other amount if agreed upon in writing by Seller and Buyer.

3.       REPRESENTATIONS AND WARRANTIES.

3.1      Representations and Warranties of Seller.
         ----------------------------------------

         Seller represents and warrants to Buyer as of the Closing Date, the following:

          (a)  Grand  Goldking  L.L.C.  is  a  limited  liability  company  duly organized, validly existing and in good standing under the laws of the
          State of Louisiana,  and is duly qualified to carry on its business in the jurisdictions where the Interests are located.

          (b)  Seller  has all  requisite  power and  authority  to carry on its business as presently conducted, to enter into this Agreement,  and to perform its obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, (i) any provision of its operating agreement;  (ii) any provision of any  agreement or instrument to which it is a party or by which it is bound,  noncompliance  with  which  would  have a material adverse effect upon Buyer's ownership or operation of the Interests or upon any of the transactions contemplated by this Agreement, and (iii)
          to Seller's knowledge, any judgment, decree, order, statute, law, rule or regulation, applicable to Seller.

          (c) This Agreement has been duly authorized, executed and delivered on behalf  of  Seller  and  constitutes  the  legal,  valid  and  binding obligation  of  Seller,  enforceable  in  accordance  with its  terms;
          subject,   however,   to  the  effects  of   bankruptcy,   insolvency,
          reorganization and other laws for the protection of creditors.

          (d) Seller has incurred no liability,  contingent  or  otherwise,  for brokers' or finders' fees relating to the transactions contemplated by
          this   Agreement  for  which  Buyer  shall  have  any   responsibility
          whatsoever.

          (e) There are no bankruptcy, reorganization or arrangement proceedings pending,  being  contemplated  by or,  to  the  knowledge  of  Seller, threatened against Seller.

          (f) Except as shown on Schedule  3.1(f)  Seller is not a party to, and
          Seller's  Interests are not otherwise  bound by, any production  sales contracts that cannot be terminated on notice of 60 days or less.

          (g) Seller is not a "holding company",  "subsidiary company",  "public utility company," "gas utility company" or an "affiliate" of a "public utility  company"  within  the  meaning  of such  terms in the  Public
          Utility Holding Company Act of 1935, as amended. Seller is not subject to  regulation  as a natural  gas  distribution  utility nor is Seller subject to regulation as a public  utility or public  service  company
          (or similar  designation)  by any state in the United States or in any foreign  country.  Seller is not subject to  regulation by the Federal
          Energy  Regulatory  Commission  under  the  Federal  Power Act or as a
          "natural gas company" under the Natural Gas Act.

          (h) To the best of Seller's knowledge, there are no pending threatened claims,  demands, or legal proceedings currently pending or threatened by  any  third  party  against  Seller  in  connection  with  Seller's ownership or operation of the Interests described on Exhibit A.

          (i) To the best of Seller's knowledge as of the Effective Date, Seller has not violated any  applicable  laws or statutes,  or any applicable regulations,  rules  or  orders  promulgated  by  the  Federal  Energy
          Regulatory  Commission,  or any  other  federal  or  state  regulatory agency,  or any of their  predecessor  agencies,  which  would  have a material  and adverse  effect upon the value of the  Interests  or the production of hydrocarbons from the Interests.

          (j) To the best of  Seller's  knowledge,  all of the wells  drilled by
          Seller have been drilled, completed and operated within the boundaries of the  Interests  eases or within the limits  otherwise  permitted by contract,  pooling  or unit  agreement  and by law and in  substantial compliance with all applicable rules, regulations,  permits judgments, orders and decrees of any court or the  federal  and state  regulatory authorities having jurisdiction thereof.

          (k) To the best of Seller's knowledge, (i) all contracts or agreements which  affect the right of Seller to own and  operate  the  Interests, which  have  not  previously  expired  or been  terminated  by  mutual agreement,  are in full force and effect and are  included  on Exhibit
          A, and (ii) except as set forth on Schedule  3.1(f)  neither  Seller nor any other party to any such agreement has given,  or threatened to give,  written  notice of any action to  cancel,  rescind or procure a judicial  reformation  of  any  such  contract  or  agreement  or  any provision thereof.

          (l) To the best of Seller's knowledge,  it has made available to Buyer for  inspection all  governmental  permits in the possession of Seller affecting or relating to the Interests.

          (m) To the  best of  Seller's  knowledge,  Seller's  operation  of the
          Interests is not the subject of any pending  regulatory  compliance or enforcement actions.

          (n) To the best of Seller's knowledge,  no fact or circumstance exists which would preclude or inhibit approval of Seller's assignment of the
          Interests  to the  Buyer by any state  agency or other  jurisdictional body.

          (o) Except for files and other  information  that would  reasonably be considered as confidential,  subject to legally recognized  privileged communication or proprietary data standards, all files relating to the
          Interests  in the  possession  of Seller have been made  available  to
          Buyer for Buyer's review prior to Closing.

          (p) To the best of  Seller's  knowledge  and  except as  reflected  on
          Schedule 3.1(p) and in the documents and agreements  listed in Exhibit
          A,  (i)  no  amount  of  Seller's  hydrocarbons  produced  from  the
          Interests  and  marketed by others is subject to a sale or  processing contract (except for contracts terminable without penalty by Seller on notice or not more than thirty days after  notice),  and no person has any call  upon,  option  to  purchase  or  similar  rights  under  any agreement with respect to the Interests or the  production  therefrom,
          (ii) Seller has not in any respect  collected,  nor will Seller in any respect collect,  any proceeds from the sale of hydrocarbons  produced from the  Interests  that are  subject  to refund by Buyer,  and (iii)
          Seller  has not been nor will  Seller  be  obligated  by virtue of any
          prepayment  made  under  any  gas  transportation,   production  sales
          contract or any other contract  containing a "take-or-pay"  clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other  minerals  produced from or allocated to any of the  Interests at some future time without  receiving  full payment therefore at the time of delivery.

          (q)  To  the  best  of  Seller's  knowledge,  all  production  excise, severance,  windfall profit and similar taxes and assessments  payable with  respect  to  the  Interests  and  based  on or  measured  by the production  or  removal of  hydrocarbons  or the  receipt of  proceeds therefrom  have been and will be timely paid as of the Effective  Date in all respects.

          (r) For twelve months following the Closing,  Seller agrees to provide
          Buyer with reasonable  access to accounting data and other information
          (less  and  except  any  Excluded  Records)  regarding  the  Interests conveyed  pursuant to this  Agreement  in order that Buyer can satisfy its reporting  requirements to the Securities and Exchange  Agreement.
          This information shall include  information  regarding Seller's books, records, files and other pertinent data relating to the Interests.

3.2      Representations and Warranties of Buyer.
         ---------------------------------------

         Buyer represents and warrants to Seller, as of the  Closing Date, the following:

          (a) GulfWest Energy, Inc. and GulfWest Oil & Gas Company are Texas
          companies duly organized,  validly existing and in good standing under the  laws of the  State of  Texas.  GulfWest  Oil  &  Gas  Company
          (Louisiana)  LLC  is  a  Louisiana  company  duly  organized,  validly existing  and  in  good  standing  under  the  laws  of the  State  of
          Louisiana.  GulfWest Energy, GulfWest O&G and GulfWest LLC are, or
          will be on the Closing  Date,  duly  qualified to conduct  business in each state where the Interests are located.

          (b)  Buyer  has all  requisite  power  and  authority  to carry on its business as presently conducted, to enter into this Agreement,  and to perform its obligations under this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, (i) any provision of the articles of formation,  bylaws or  regulations  of Buyer;  (ii) any  provision  of any  agreement  or instrument  to which  either Buyer is a party or by which it is bound, noncompliance  with which  would have a material  adverse  effect upon
          Buyer's  ownership or operation of the  Interests,  or upon any of the transactions  contemplated by this Agreement,  and (iii) any judgment, decree,  order,  and to its  knowledge,  any  statute,  law,  rule  or regulation, applicable to Buyer.

          (c) This Agreement has been duly authorized, executed and delivered on
          behalf  of  Buyer  and  constitutes  the  legal,   valid  and  binding
          obligation  of  Buyer,  enforceable  in  accordance  with  its  terms;
          subject,   however,   to  the  effects  of   bankruptcy,   insolvency,
          reorganization and other laws for the protection of creditors.

          (d) Buyer has incurred no  liability,  contingent  or  otherwise,  for brokers' or finders' fees relating to the transactions contemplated by
          this  Agreement  for  which  Seller  shall  have  any   responsibility
          whatsoever.

          (e) Buyer is an experienced  oil and gas company and operator.  It has entered  into  this  Agreement  on the  basis  of its own  independent judgment  and  analysis.  Buyer is in the business of  purchasing  and owning oil and gas producing properties.  The Interests to be acquired by Buyer  pursuant to this  Agreement are being acquired by it for its own account for investment  purposes and not for  distribution  within the meaning of any securities  law. In acquiring the Interests,  it is acting in the conduct of its own  business  and not under any specific contractual  commitment  to any third party,  or any specific  nominee agreement  with any third  party,  to transfer to, or to hold title on behalf of such  third  party,  with  respect to all or any part of the
          Interests.

          (f) There are no bankruptcy, reorganization or arrangement proceedings pending,  being  contemplated  by  or,  to  the  knowledge  of  Buyer, threatened  against Buyer.

          (g)  Buyer  will  have at  Closing,  all  funds  and  Preferred  Stock necessary to pay the Purchase Price. Buyer's ability to consummate the transaction  contemplated  hereby is not  contingent on its ability to complete  any public or private  placement of  securities  prior to or upon Closing other than the issuance of the Preferred  Stock.

          (h)  The  total  authorized   capital  stock  of  GulfWest  Energy  is
          40,000,000  shares of Class A common stock,  par value $.001 per share
          (the  "Common  Stock"),  of which  18,462,541  shares  are  issued and outstanding as of the Closing Date, and 10,000,000 shares of preferred stock,  par value $.01 per share,  of which  8,000  shares of Series D
          Preferred  Stock has been  previously  issued and is  outstanding  and
          9,000  shares of the Series E Preferred  Stock which will be issued to
          Seller at Closing.  Upon  delivery of the 9,000 shares of the Series E
          Preferred  Stock to  Seller  at the  Closing,  pursuant  to the  terms hereof,  Seller will have good,  marketable and indefeasible  title to the Series E Preferred Stock, free and clear of all Liens whatsoever.

          The 9,000 shares of Series E Preferred Stock have been duly authorized and upon  issuance at Closing  will be fully paid,  nonassessable  and validly  issued in compliance  with all  applicable  federal and state laws and  regulations,  provided  that a Form D is filed with the U.S.
          Securities and Exchange  Commission  within 15 days of the issuance of the  9,000  shares of  Preferred  Stock  and all  representations  and warranties of the Seller and the Shareholders in this Agreement or any of certificate or instrument delivered in connection herewith are true and correct.

          The Series D Preferred Stock is convertible to Common Stock at anytime following  the third  anniversary  of the date of issuance,  which was
          December 31, 1999. As of the Closing Date,  GulfWest  Energy will have issued and outstanding warrants to purchase 2,013,254 shares of Common
          Stock at prices  ranging  from $.75 to $6.00 per share,  and  employee stock options  issued  pursuant to the Company's 1994 Stock Option and
          Compensation  Plan  (Amended  and  Restated  as of April  1,  2001) to
          purchase  1,177,000 shares of Common Stock at prices ranging from $.75 to $3.00 per share. Except for the securities of the Company described in this  Section  3.2(h),  as of the  Closing  Date there are no other outstanding  warrants,  options or other securities  pursuant to which the Company is or may become  obligated to issue or sell any shares of capital stock of the Company.

          (i) To the best of Buyer's knowledge,  no fact or circumstance  exists which would preclude or inhibit  approval by any state agency or other jurisdictional  body of Seller's  assignment  of the  Interests to the
          Buyer..

4.       COVENANTS AND AGREEMENTS.

4.1      Covenants and Agreements of Seller.
         ----------------------------------

         Seller covenants and agrees with Buyer as follows:

          (a) Seller has made available to Buyer for examination all of Seller's
          title  information,   production  information  and  other  information
          relating to the Interests,  including without  limitation,  accounting files, production files, land files, lease files, well files, division order files,  contract files and marketing files,  and, subject to the consent and cooperation of third parties, will cooperate with Buyer in
          Buyer's  efforts  to  obtain,  at  Buyer's  expense,  such  additional information  relating to the Interests as Buyer may reasonably desire, to the extent in each case that  Seller  may do so  without  violating
          legal  constraints  or  any   confidentiality   requirement  or  other
          contractual commitment of Seller to a third party.

          (b)  Seller  has  permitted  Buyer's  authorized  representative  , at
          Buyer's  sole  risk  and  expense,   to  conduct   reasonable  on-site
          inspections  of  the   Interests,   including,   without   limitation,
          environmental assessments.

          (c) Except as  otherwise  consented to in writing by Buyer or provided in this  Agreement,  from the Effective  Date of this Agreement to the
          Closing  Date,  to the  extent  Seller is the  operator  of any of the
          Interests, Seller has continued to operate the Interests in a good and workmanlike  manner  consistent with past  practices.  Seller will, in accordance with its normal business practice,  pay or cause to be paid its  proportionate  share  of  all  costs  and  expenses  incurred  in connection  with such  operations,  and Seller has  notified  Buyer of ongoing activities and major capital expenditures in excess of $20,000 per activity, if any, conducted on the Interests

          (d) Subject to Subsection (c) above, Seller has not: (i) abandoned any part of the  Interests  (except in the ordinary  course of business or the  abandonment  of leases upon the  expiration  of their  respective primary terms or if not capable of  production  in paying  quantities,
          (ii) approved any operations on the Interests  costing Buyer more than
          $20,000 per  activity;  (iii)  conveyed or disposed of any part of the
          Interests (other than replacement of equipment or sale of hydrocarbons produced from the Interests in the regular  course of business);  (iv)
          entered  into any  "farm-out,"  "farm-in"  or other  similar  contract affecting the Interests; (v) let lapse any insurance now in force with respect to the Interests;  (vi) materially  modified or terminated any contract  material  to  the  operation  of  the  Interests,  or  (vii)
          authorized or proposed, or agreed in writing or otherwise to take, any of the actions described in this Section 4.1(d).

4.2      Covenants and Agreements of Buyer.
         ---------------------------------

         Buyer covenants and agrees with Seller that:

          (a) Buyer has  maintained  its  corporate  status and is not under any material  corporate,  legal  or  contractual  restriction  that  would
          prohibit  or  delay  the  timely   consummation  of  the  transactions
          contemplated in this Agreement.

          (b) Buyer shall take over operations as of 7:00 a.m. local time at the well sites on the day after the  Closing  Date with  respect to Seller operated wells included in the Interests assigned to Buyer at Closing.

          (c) Buyer has furnished to Seller reasonably acceptable  documentation that Buyer is  qualified  to do  business  and to own and  operate the
          Interests in the  jurisdictions in which the Interests are located and has posted all bonds.

5.       TITLE MATTERS.

5.1      Defensible Title.
         -----------------

          (a) The term "Defensible Title" shall mean, as to the Interests,  such title of record  held by Seller or a third  party for the  benefit  of
          Seller,  except for and subject to Permitted  Encumbrances [as defined in Section 5.1(b)], that:

               (i) entitles  Seller to receive as to each of the  Interests  set forth in Exhibit A,  not less than the "Net  Revenue  Interest"
               set forth in Exhibit A in the oil,  gas and  associated  liquid and gaseous hydrocarbons  produced,  saved and marketed therefrom
               (except Permitted Encumbrances);

               (ii) obligates Seller to bear costs and expenses  relating to the maintenance,  development  and operation of each of the Interests set  forth on  Exhibit  A in an  amount  not  greater  than the
               "Working   Interest"   set  forth  in  Exhibit  A,   without  a
               proportionate  increase  in  the  Net  Revenue  Interest  (except
               Permitted Encumbrances);

               (iii) is free and  clear of all liens  and  encumbrances  (except
               Permitted Encumbrances).

         (b)   The term "Permitted Encumbrances" as used herein, shall mean, as follows:

               (i)  Lessor   royalties,   overriding   royalties,   net  profits
               interests,  unitization and pooling  designations and agreements, reversionary  interests  and  similar  burdens  and  terms of the
               Contracts, provided same do not either (a) reduce the Net Revenue
               Interests  below that set forth on Exhibit  A, or (b)  increase the  Working  Interests  above  that set  forth on  Exhibit A, without a proportionate increase in the Net Revenue Interest

               (ii) all rights to consent by, required notices to, filings with, or other actions by governmental  entities in connection with the sale or conveyance  of oil and gas leases or interest  therein if the same are  customarily  obtained  subsequent  to such  sale or conveyance;

               (iii)  easements,  rights-of-way,  servitudes,  permits,  surface leases and other  rights  with  respect  to  surface  operations,
               including   pipelines,   grazing,   logging,   canals,   ditches,
               reservoirs or the like, easements for streets,  alleys, highways, pipelines,  telephone  lines,  power  lines,  railways  and other easements  and  rights-of-  way,  on,  over or in  respect of the surface of any of the Interests that do not operate to materially interfere  with the use,  value or operation of the  Interests in the manner as they have been historically operated;

               (iv)   materialmen's,    mechanics',   repairmen's,   employees',
               contractors',  operator  tax and other  similar  liens or charges
               arising  in  the  ordinary  course  of  business   incidental  to

               construction,  maintenance  or operation of any of the  Interests
               (a) if they have not been filed  pursuant  to law,  (b) if filed, they have not yet  become  due and  payable  or  payment is being withheld as  provided  by law, or (c) if their  validity is being contested  in good faith in the  ordinary  course of  business by appropriate action;

               (v)  any   other   liens,   charges,   encumbrances,   contracts,
               agreements,  instruments,  obligations, defects or irregularities of any kind whatsoever  affecting the Interests of the type usual in the  area  and  customarily  waived  by a  reasonably  prudent operator or accepted by a reasonably prudent purchaser,  and that individually  or in the aggregate are not reasonably  expected to materially  adversely  affect  the  title  to  or  value  of  the
               Interests,  and do not prevent Seller from receiving the proceeds of  production  and that do not  operate  to (a)  reduce  the Net
               Revenue  Interest of Seller  below that set forth on Exhibit A,
               (ii) increase the Working Interest of Seller above that set forth on  Exhibit  A  without  a  proportionate  increase  in the Net
               Revenue Interest of Seller;  or (iii)  materially  interfere with the operation of the Interests;

               (vi) liens that will be released at Closing.

5.2      Special Warranty of Title.
         --------------------------

          Except as herein  provided,  the  Interests  shall be conveyed by
          Seller to Buyer at Closing  without any warranties of title,  implied, express or  statutory,  Seller  shall,  however,  warrant title to the
          Interests  against any person who lawfully  claimed all or any portion of the  Interests,  by,  through or under  Seller,  but not  otherwise
          ("Special  Warranty").   Said  assignment  shall  be  made  with  full
          subrogation to any rights Seller may have  pertaining to the Interests being conveyed.  However, Seller represents that it has not previously sold  or in any way  encumbered  title  to the  Interests  except  for
          Permitted Encumbrances.

5.3      Consents to Assign.
         ------------------

          Some of the  Leases may be subject  to third  party  consents  to assignment  and  notices of sale.  The  consents  to assign  have been executed by the necessary  parties and an original or telecopy of each document shall be furnished to Buyer at Closing.

5.4      No Preferential Rights to Purchase.
         ----------------------------------

          Seller  represents  there are no preferential  rights to purchase held by third parties that are  applicable to or otherwise  affect the
          Interests.

6.       CONDITIONS TO CLOSING.

6.1      Seller's Conditions.
         ---------------------

          The   obligations  of  Seller  to  consummate  the   transactions
          contemplated by this Agreement shall be subject to the satisfaction of the following conditions at Closing:

          (a)  All  representations  and  warranties of Buyer  contained in this
               Agreement  shall  be  true  in all  material  respects  as of the
               Closing  Date,  and as of the  Closing  Date,  Buyer  shall  have performed and satisfied,  in all material respects, all covenants and agreements required of it by this Agreement;

          (b)  No order  shall have been  entered  by any court or  governmental agency having jurisdiction over the parties or the subject matter of this  Agreement  that  restrains or prohibits the purchase and sale contemplated by this Agreement;

6.2      Buyer's Conditions.
         ------------------

          The obligations of Buyer to consummate the  transactions  contemplated by the Agreement shall be subject to the satisfaction of the following conditions at Closing:

          (a) All representations of Seller contained in this Agreement shall be true in all material  respects at and as of the Closing,  Seller shall have  performed and satisfied  all  covenants and  agreements,  in all material respects, required of it by this Agreement;

          (b) No order  shall  have been  entered  by any court or  governmental agency having  jurisdiction  over the parties or the subject matter of this  Agreement  that  restrains  or  prohibits  the purchase and sale contemplated by this Agreement;

7.       CLOSING.

7.1      Date of Closing.
         ---------------

          Unless the  parties  agree  otherwise  in writing  and  subject to the
          conditions   stated  in  this  Agreement,   the  consummation  of  the
          transactions  contemplated  hereby (the "Closing") shall be held on or before August 16, 2001 (the "Closing Date").

7.2      Place of Closing.
         ----------------

          The Closing shall be held at the offices of Porter and Hedges, L.L.P.,
          700 Louisiana, 35the Floor, Houston, Texas, 77002-2764.

7.3      Closing Obligations.
         -------------------

          At Closing,  the following events shall occur,  each being a condition precedent  to the  others  and  each  being  deemed  to have  occurred simultaneously  with the others:

          (a) Seller and Buyer shall execute,  acknowledge and deliver  separate documents  titled  "Assignment,  Bill of  Sale  and  Conveyance"  (the
          "Assignments")  (in sufficient  counterparts to facilitate  recording)

          and a copy of each document shall be attached hereto as Exhibits B-1
          (East Milton Field), Exhibit B-2 (Alwan Field), Exhibit B-3 (North
          Francitas Field),  Exhibit B-4 (Grand Lake Field), and Exhibit B-5
          (Lacassine  Field)  and such  documents  shall  convey  to  Buyer  the
          Interests.  Such documents shall recognize that the Interests bear the proportionate  share of the Overriding Royalty  Interests;

          (b) Seller and Buyer shall  execute  the  document  titled  "Notice of
          Contractual  Interest"  attached as Schedule  7.3(b).

          (c)  Seller  and  Buyer  shall  execute,   at  Closing,  a  settlement
          statement,  prepared by Seller in accordance  with this  Agreement and generally accepted accounting principles (the "Preliminary Statement")
          that  shall  set  forth  the  Preliminary   Purchase  Price  and  each
          adjustment and the calculation of such  adjustments  used to determine such  amount.  The term "Preliminary  Purchase  Price" shall mean the
          Purchase  Price,  adjusted as provided in Section 2.2,  using for such adjustments the best information then available.

          (d) Buyer shall deliver to Seller the  Preliminary  Purchase  Price by direct bank or wire transfer in immediately available federal funds.

          (e)  GulfWest   Energy  shall  deliver  stock   certificates   to  the
          Shareholders for shares of the Preferred Stock.

          (f) GulfWest  Energy  shall  execute and deliver to  Shareholders  the
          Statement  of  Resolution  Establishing  and  Designating  A Series of
          Shares of GulfWest Energy Inc. Series E Preferred Stock.

          (g) Seller and Buyer shall execute the other agreements referred to in this Agreement.

          (h) Seller and Buyer shall execute,  acknowledge and deliver  transfer orders or letters in lieu thereof  directing  purchasers of production to make payment to Buyer of proceeds  attributable  to production from the Interests  assigned to Buyer.

          (i) Seller shall deliver or cause to be delivered full releases of the liens created in favor of Millennium  Energy Fund, L.L.C. or any other lienholder  against the Interests and the  reassignment or termination of the Net Profits  Interest in the form  attached  hereto as Schedule
          7.3(i).

          (j) Seller  shall  prepare and furnish to Buyer such notices of change in operator that may be required to designate Buyer as operator of all transferred  wells.

          (k) Buyer shall  provide the  Replacement  Bonds as set for in Section
          2.3(v).

          (l)  Buyer  shall  deliver  to each  of the  Shareholders  a  properly executed  officer's  certificate  certifying the matters  described in
          Section 6.1(a).

          (m) Buyer  shall  deliver to each  Shareholder  an  opinion  letter of
          GulfWest  Energy's  counsel in form  acceptable to each  Shareholder's counsel covering the matters  described in Sections  3.2(a),  (b), (c)
          and (d).

         (n)  Seller  shall  deliver  to Buyer the  Resolution  of the Board of
          Managers  of  Goldking   approving  the  sale  under  this  Agreement,
          certified by an authorized officer of Seller.

8.       OBLIGATIONS AFTER CLOSING.

8.1      Post-Closing Adjustment Procedure.
         ---------------------------------

          As soon as  practicable  after the Closing Date,  but no later than 90 days after the  Closing  Date,  Seller  shall  prepare  and deliver to
          Buyer,  in  accordance  with this  Agreement  and  generally  accepted accounting principles,  a statement (the "Final Settlement Statement")
          setting  forth  each  adjustment  or  payment  that  was  not  finally determined as of the Closing Date and showing the  calculation of such adjustments.  Within  fifteen  (15) days  after  receipt  of the Final
          Settlement  Statement,  Buyer shall deliver to Seller a written report containing  any  changes  that  Buyer  proposes  be made to the  Final
          Settlement  Statement.  The  parties  shall  undertake  to agree  with respect to the amounts due pursuant to such post-closing adjustment no later  than  fifteen  (15) days  after  Seller  has  received  Buyer's proposed changes.  The date upon which such agreement is reached shall be called the "Final Settlement Date." The amount agreed upon by Buyer and Seller shall be referred to as the "Final Purchase  Price." If (i)
          the Final Purchase Price is more than the Preliminary  Purchase Price,
          Buyer shall pay in immediately  available  federal funds the amount of such  difference  to Seller or to Seller's  account (as  designated by
          Seller), or (ii) the Final Purchase Price is less than the Preliminary
          Purchase  Price,  Seller shall pay in  immediately  available  federal funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer).  Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date.

          8.1.1    Receipts and Credits.
                   --------------------

                    The Final  Settlement  Statement  notwithstanding,  all
                    monies, proceeds, receipts, credits, income and other things of value  attributable  to the  Interests for all periods of time  subsequent to the  Effective  Date except as otherwise provided herein,  shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall account  for and  refund  the  same to  Buyer  in the  Final
                    Settlement  Statement after Closing.  All monies,  proceeds,
                    receipts,   credits,   income  and  other  things  of  value
                    attributable to the Interests,  except as otherwise provided in this  Agreement  for all  periods  of time  prior  to the
                    Effective  Date,  shall be the sole property and entitlement of Seller and, to the extent received by Buyer,  Buyer shall fully  disclose,  account  for and  transmit  same to Seller promptly. All costs, expenses and disbursements attributable to the  Interests for periods of time prior to the Effective
                    Date  regardless  of when due or payable,  shall be the sole obligation  of Seller and Seller shall  promptly  pay, or if paid by Buyer,  promptly  reimburse Buyer for and hold Buyer harmless  from and against  same.  All costs,  expenses  and disbursements  attributable to the Interests for periods of time subsequent to the Effective Date regardless of when due or payable,  shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse
                    Seller for and hold Seller  harmless  from and against same.
                    Seller  shall be entitled to a credit for and  reimbursement in an amount  equal to any amount  received  by Buyer  after
                    Closing for any delivery or  performance  by Seller prior to the Effective  Date, and Buyer shall be entitled to a credit for and  reimbursement  in an  amount  equal  to any  amount received  by  Seller  after  closing  for  any  delivery  or
                    performance    by   Buyer   after   the   Effective    Date.
                    Notwithstanding  any of the  foregoing in this  sub-Section,
                    Seller  shall  forward  to  Buyer  on a  regular  basis  all proceeds and receipts of funds and all bills and assessments for the  Interests  for  production  for  periods  after the
                    Effective  Date,  and  Buyer  shall  forward  to Seller on a regular  basis all  proceeds  and  receipts of funds and all bills and  assessments  for the Interests for  production or periods prior to the Effective Date.

         8.1.2    2001 Taxes.
                  ----------

                    Buyer and Seller agree that in the event that Seller's share of the Taxes  exceeds  the Tax  Estimate,  then Buyer  shall reduce the first dividend  payable under the Preferred Stock by the amount necessary to satisfy such shortage.

8.2      Files and Records.
         ------------------

          Immediately following Closing, Seller shall deliver to Buyer originals of all of Seller's files and records relating to the Interests. Seller may retain copies of any records or data.  After Closing,  Buyer shall make available for Seller any files or records reasonably  required by
          Seller for a period of five (5) years.

8.3      Further Assurances.
         ------------------

          After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed,  acknowledged and delivered such instruments, and shall take such other  action as may be  necessary or advisable to carry  out  their  obligations  under  this  Agreement  and  under any document, certificate or other instrument delivered pursuant hereto.

8.4      NORM:
         ----

          Buyer acknowledges that some oilfield production  equipment comprising
          the  Interests  may  contain  asbestos  and/or   naturally   occurring
          radioactive  material  ("NORM").  In this regard,  Buyer  specifically acknowledges  that  NORM may  affix or  attach  itself  to the  inside wellbores,  materials  and  equipment as scale or in other forms,  and that wells, materials and equipment comprising the Interests and being located on a lease may contain NORM and that NORM containing  material may have been disposed of on a lease. Buyer expressly understands that special  procedures  may be required  for the removal and  disposal of asbestos  and NORM from the  Interests if and where they may be found, and that Buyer assumes all of Seller's  liability for or in connection with the assessment,  remediation, removal, transportation or disposal of any such  materials  present  on a lease at or after the  Effective
          Time in accordance with all requirements of governmental agencies.

8.5      Plugging and Abandonment of Wells, Removal of Facilities.
         --------------------------------------------------------

          Buyer  recognizes and specifically  assumes Seller's  obligations with respect to the Interests to:

          (i)  properly  plug and  abandon  any and all oil,  gas or  condensate wellbore(s) , water source,  water  injection and other  injection and disposal wells and systems located on each lease (or lands pooled with a lease) but only to the extent  Seller would  otherwise be liable for such well plugging and abandonment; and

          (ii)  properly  remove and dispose of all  structures,  equipment  and facilities,  including  but  not  limited  to,  platforms,  templates, pipelines, and all flowlines; and

          (iii) restore each lease and wellsite(s) associated with the Interests and lands pooled therewith;

          all in accordance with the rules, regulations, and requirements of any governmental  authority having jurisdiction thereof, and in accordance with all obligations,  express or implied,  in any contract assumed by
          Buyer, whether or not any such obligations arise prior to or after the
          Effective Date. Buyer agrees to pay all costs and expenses  associated with any such plugging and abandoning, removal, or restoration.

8.6      Seller's Retention of Obligations and Indemnification.
         -----------------------------------------------------

          (a) Following  Closing,  except as otherwise set forth herein,  Seller expressly  retains  responsibility  for and  agrees  to pay,  perform, fulfill and discharge all claims,  costs,  expenses,  liabilities  and obligations accruing or relating to the following  (collectively,  the
          "Retained Liabilities"):

               (i) ad valorem, property,  production,  excise, severance or other taxes on production which are attributable to the Interests for any  period or periods  (or and  portion  thereof)  occurring prior to the Effective  Date;

               (ii) third party claims relating to the incorrect payment of royalties on production from the Interests prior to the Effective
               Date; and

               (iii) such other claims, asserted by third parties,  insofar and only  insofar  as such  claims  relate  to the  ownership  or operation  of the  Interests  prior to the  Effective  Date.

          (b) Seller shall defend,  release,  indemnify and hold harmless Buyer, its officers, directors, employees and agents ("Buyer Group"), against all losses which arise from or in  connection  with:  (i) the Retained
          Liabilities; or (ii) any breach by Seller of this Agreement; provided, however,  that any claims  relating  to the breach of any of  Seller's representations  or warranties  hereunder must be asserted by Buyer to
          Seller in writing  within two (2) years after the Closing Date and any such claims not asserted  within such period  shall be deemed  waived, except with regard to the Special Warranty which shall survive without limitation.  Any  breach  relating  to any of  Seller's  covenants  or indemnities,  including without  limitation those relating to Seller's
          Retained Liabilities, shall also survive without limitation.

8.7      Buyer's Assumption of Obligations and Indemnification.
         -----------------------------------------------------

          (a) From and after the Closing  Date,  Buyer shall  assume and perform all of the rights,  duties,  obligations  and liabilities of ownership and  operation  of the  Interests,  including,  but not limited to the following ("Buyer's Obligations"):

               (i) The  express  and implied  obligations,  conditions  and covenants under the terms of each lease or the Contracts; and

               (ii) Responsibility for compliance with all applicable laws, regulations, ordinances, rules and orders and the procurement and maintenance  of all  permits and bonds  required by  governmental authorities  relating to the Interests and which accrue after the
               Effective Date; and

               (iii)   Responsibility  for  royalties,   rentals,   shut-in
               payments  (if any) to which the  Interests  are subject and which are attributable to the period after the Effective Time; and

               (iv) All other obligations  assumed by Buyer under the terms of this  Agreement  or  otherwise  as lessee and  operator of the lease(s).

          (b) From and after the Closing  Date,  but as of the  Effective  Date,
          Buyer shall defend,  release,  indemnify and hold harmless Seller, its officers, directors, employees and agents ("Seller Group") against all losses, which arise from or in connection with (i)Buyer's  Obligations and/or (ii) any breach by Buyer of this  Agreement;  provided that any claims  relating to the breach of any of Buyer's  representations  and warranties  hereunder  must be  asserted by Seller to Buyer in writing within ninety (90) days after the Closing Date and any such claims not asserted within such period shall be deemed waived.

8.8      Suspense Funds.   .
         ---------------

          Seller  shall  transfer  to Buyer  all  funds  it  holds  in  suspense attributable to the Interests  ("Suspense  Funds").  Buyer assumes all liability  for such funds and  further  agrees to  indemnify  and hold
          Seller Group harmless from any and all losses,  which arise from or in connection  with the  Suspense  Funds,  but only to the  extent of the amount of such Suspense Funds.

9.       MISCELLANEOUS.

9.1      Exhibits and Schedules.
         ----------------------

          The Exhibits and  Schedules  referred to in this  Agreement are hereby incorporated  in this  Agreement by reference and constitute a part of this Agreement.

9.2      Disclaimers
         -----------

         9.2.1    Disclaimer of Warranties.
                  ------------------------

          EXCEPT AS SET FORTH IN THIS AGREEMENT, SPECIFICALLY INCLUDING, WITHOUT
          LIMITATION, SECTIONS 3.1, 5.2 AND 8.6 HEREOF:

                    (A) THE  INTERESTS  SHALL BE CONVEYED  TO BUYER  WITHOUT ANY
               WARRANTIES AND BUYER SHALL WAIVE ALL WARRANTIES TO WHICH IT WOULD
               OTHERWISE BE ENTITLED UNDER APPLICABLE LAW.

                    (B)  BUYER  AND  SELLER  AGREE  THAT THE  ASSIGNMENT  OF THE
               INTERESTS  SHALL BE MADE SUBJECT TO THE FOLLOWING  TERMS:  SELLER
               CONVEYS TO BUYER THE INTERESTS WITHOUT ANY WARRANTY,  OR RECOURSE
               WHATSOEVER,  THE SOLE PERIL AND RISK OF EVICTION BEING ASSUMED BY
               BUYER,  BUT WITH FULL  SUBSTITUTION AND SUBROGATION IN AND TO ALL
               THE RIGHTS AND ACTIONS OF WARRANTY  WHICH  SELLER HAS OR MAY HAVE
               AGAINST ALL PRECEDING  OWNERS,  LESSORS,  LESSEES OR VENDORS;  IT
               BEING  UNDERSTOOD  THAT  BUYER  TAKES THE  INTERESTS  "AS IS" AND
               "WHERE IS".

                    (C) BUYER  HEREBY  ACKNOWLEDGES  RELIANCE  SOLELY ON ITS OWN
               TITLE EXAMINATION AND INSPECTION OF THE INTERESTS, AND NOT ON ANY
               WARRANTIES OR REPRESENTATIONS  FROM SELLER OR ANY PRIOR OWNERS OF
               THE INTERESTS EXCEPT AS SET FORTH IN THIS AGREEMENT.

                    (D)   EXCEPT   AS  SET  FORTH  IN  THIS   AGREEMENT,   BUYER
               ACKNOWLEDGES   THAT  SELLER  HAS  MADE  NO   REPRESENTATIONS   OR
               WARRANTIES  WITH RESPECT TO THE  INTERESTS  AND THAT BUYER IS NOT
               RELYING  ON  THE  ACCURACY  OF  ANY   INFORMATION   OR  DOCUMENTS
               PREVIOUSLY  FURNISHED  TO BUYER BY SELLER OR ANY PRIOR  OWNERS OF
               THE INTERESTS.

                    (E) BUYER FURTHER ACKNOWLEDGES THAT ALTHOUGH SELLER MAY KNOW
               OR HAVE REASON TO KNOW OF THE  PARTICULAR  USE BUYER  INTENDS FOR
               THE  INTERESTS,  OR  BUYER'S  PARTICULAR  PURPOSE  FOR BUYING THE
               INTERESTS,  BUYER IS NOT RELYING ON SELLER'S SKILL OR JUDGMENT IN
               SELECTING THE INTERESTS.

                    (F) SELLER  MAKES NO  WARRANTY  OR  REPRESENTATION  THAT THE
               INTERESTS  ARE FIT FOR  BUYER'S  INTENDED  USE OR HIS  PARTICULAR
               PURPOSE  AND BUYER  WAIVES ANY SUCH  WARRANTY  TO WHICH IT MAY BE
               ENTITLED  UNDER ANY LAWS,  INCLUDING BUT NOT LIMITED TO LOUISIANA
               CIVIL CODE ARTICLE 2524 AND V.T.C.A. BUS. & C. SECTION 2.315.

                    (G) BUYER  FURTHER  WAIVES ANY WARRANTY TO WHICH IT MIGHT BE
               ENTITLED  UNDER ANY LAWS,  INCLUDING BUT NOT LIMITED TO LOUISIANA
               CIVIL CODE ARTICLE 2524 AND V.T.C.A. BUS. & C. SECTION 2.315,
               AND  BUYER  FURTHER  WAIVES  ANY  WARRANTY  TO  WHICH IT MIGHT BE
               ENTITLED  UNDER ANY LAWS INCLUDING  LOUISIANA  CIVIL CODE ARTICLE
               2524 AND V.T.C.A. BUS. & C. SECTION 32.314 THAT THE INTERESTS
               BE REASONABLY FIT FOR ITS ORDINARY USE.

                    (H)  ALL  OTHER  IMPLIED  WARRANTIES  WITH  RESPECT  TO  THE
               INTERESTS,   INCLUDING   THOSE   RELATED  TO  BUYER'S   PEACEABLE
               POSSESSION OF THE INTERESTS,  THE MERCHANTABILITY THEREOF, HIDDEN
               DEFECTS THEREIN OR THE FITNESS THEREOF FOR A PARTICULAR  PURPOSE,
               ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER.

                    (I) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER
               DOES  NOT  WARRANT  THAT THE  INTERESTS  ARE  FREE  FROM  HIDDEN,
               REDHIBITORY  OR LATENT DEFECTS OR VICES OR THAT THE INTERESTS ARE

               FIT FOR THE USE  INTENDED BY BUYER,  AND BUYER  HEREBY  EXPRESSLY
               WAIVES (I) ALL RIGHTS IN REDHIBITION  PURSUANT TO LOUISIANA CIVIL
               CODE ARTICLE 2520, ET SEQ.,  (II) THE WARRANTIES OF OWNERSHIP AND
               PEACEABLE  POSSESSION  OF THE  INTERESTS,  (III)  THE  WARRANTIES
               AGAINST HIDDEN OR REDHIBITORY DEFECTS IN THE INTERESTS,  AND (IV)
               THE WARRANTY THAT THE  INTERESTS ARE FIT FOR THEIR  INTENDED USE,
               EACH OF WHICH WOULD OTHERWISE BE IMPOSED UPON SELLER BY LOUISIANA
               CIVIL  CODE  ARTICLE  2475 OR ANY OTHER  LAW,  AND  BUYER  HEREBY
               RELEASES  SELLER FROM ANY  LIABILITY FOR HIDDEN,  REDHIBITORY  OR
               LATENT DEFECTS OR VICES UNDER  LOUISIANA  CIVIL CODE ARTICLE 2520
               THROUGH 2549 OR ANY OTHER LAW.

                    (J) SELLER ALSO HEREBY DISCLAIMS AND BUYER HEREBY WAIVES THE
               WARRANTY AGAINST EVICTION AND AGAINST NON-DECLARED  ENCUMBRANCES,
               BUYER AGAIN  ACKNOWLEDGING  THAT IT IS  PURCHASING  THE INTERESTS
               BASED  UPON ITS OWN  TITLE  EXAMINATION  AND AT ITS OWN PERIL AND
               RISK,  BUYER  WAIVES ANY RIGHT  BUYER MAY HAVE TO A RETURN OF THE
               PURCHASE  PRICE FOR ANY  REASON  UNDER ANY  LAWS,  INCLUDING  THE
               LOUISIANA CIVIL CODE.

                    (K) BUYER REPRESENTS THAT IT HAS INSPECTED  THEINTERESTS AND
               ACCEPTED THE PHYSICAL ANDENVIRONMENTAL CONDITION OF SAME ON A "AS
               IS-WHERE IS" BASIS SUBJECT TO THE TERMS OF THIS AGREEMENT.

                    (L)  BUYER  WAIVES  ANY RIGHT TO  RECOVER  FROM  SELLER  AND
               FOREVER  RELEASES  AND  DISCHARGES  SELLER AND SUBJECT TO, AND AS
               PROVIDED IN, THIS AGREEMENT, AGREES TO RELEASE, INDEMNIFY, DEFEND
               AND  HOLD  SELLER  HARMLESS  FROM  ANY AND ALL  DAMAGES,  CLAIMS,
               LOSSES,  LIABILITIES,  PENALTIES,  FINES, LIENS, JUDGMENTS, COSTS
               AND   EXPENSES   WHATSOEVER,   (INCLUDING   WITHOUT   LIMITATION,
               ATTORNEYS'  FEES AND COSTS)  (COLLECTIVELY,  "DAMAGES"),  WHETHER
               DIRECT OR  INDIRECT,  KNOWN OR UNKNOWN,  FORESEEN OR  UNFORESEEN,
               THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED  WITH THE
               PHYSICAL  CONDITION OF THE INTERESTS FROM AND AFTER THE EFFECTIVE
               DATE  OF  THIS  AGREEMENT  OR ANY  LAW OR  REGULATION  APPLICABLE
               THERETO,   INCLUDING   WITHOUT   LIMITATION,   THE  COMPREHENSIVE

               ENVIRONMENTAL  RESPONSE,  COMPENSATION AND LIABILITY ACT OF 1980,
               AS  AMENDED  (42  U.S.C.  §  9601 ET.  SEQ.),  THE  RESOURCE
               CONSERVATION ACT (33 U.S.C. §§  466 ET. SEQ.), THE SAFE
               DRINKING  WATER  ACT  (14  U.S.C.  §§  1401-1450),  THE
               HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 ET.
               SEQ.) AS AMENDED,  THE CLEAN AIR ACT  AMENDMENTS OF 1990, AND ANY
               OTHER  APPLICABLE  FEDERAL,  STATE OR LOCAL  LAW,  BUT ONLY  WITH
               REGARD TO ACTS OR CONDITIONS OCCURRING SOLELY AFTER THE EFFECTIVE
               DATE OF THIS  AGREEMENT AND SELLER AGREES TO RELEASE,  INDEMNIFY,
               DEFEND AND HOLD BUYER  HARMLESS  FOR SUCH  DAMAGES WITH REGARD TO
               ACTS OR CONDITIONS OCCURING PRIOR TO THE EFFECTIVE DATE.

         9.2.2    Disclaimer Regarding Information.
                  --------------------------------

          EXCEPT  AS  OTHERWISE  EXPRESSLY  SET  FORTH  HEREIN,   SELLER  HEREBY
          EXPRESSLY   NEGATES  AND  DISCLAIMS,   AND  BUYER  HEREBY  WAIVES  AND
          ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY,
          EXPRESS OR IMPLIED,  RELATING  TO (a) THE  ACCURACY,  COMPLETENESS  OR
          MATERIALITY OF ANY  INFORMATION,  DATA OR OTHER MATERIALS  (WRITTEN OR
          VERBAL)  NOW,  HERETOFORE,  OR  HEREAFTER  FURNISHED TO BUYER BY OR ON
          BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION  OPPORTUNITIES,
          DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS,  THE
          QUALITY, QUANTITY, RECOVERABILITY, COST OF RECOVERY OF ANY HYDROCARBON
          RESERVES,  ANY PRODUCT PRICING ASSUMPTIONS,  OR THE ABILITY TO SELL OR
          MARKET ANY HYDROCARBONS AFTER CLOSING.

9.3      Confidentiality.
         ---------------

          Buyer   shall  keep   confidential   all  aspects  and  terms  of  the
          transactions  contemplated  by this Agreement and all  information and data  concerning the Interests  obtained  through Seller in connection with this Agreement and,  without the prior written consent of Seller, shall not disclose such  information  to anyone other than its lending
          institution,   gas   transmission   companies,   partners,   officers,
          employees,  agents  and  representatives,   except  (1)  as  otherwise
          required by applicable law, administrative process or any standards or rules of any stock  exchange to which it or any of its  Affiliates  is subject and (2) for  information  which is  available to the public or becomes  available to the public other than as a result of a breach of this Section.  Upon Closing,  this Section shall terminate but only as to the Interests conveyed to Buyer.

9.4      Waiver of Partition.
         -------------------

          To the extent and for the maximum time  permissible  under the laws of the States of Louisiana and Texas, Buyer and Seller hereby waive their rights to seek or obtain  voluntary  or  judicial  partition  of their respective undivided Interests in all or any portion of the Interests.
          Furthermore,  Buyer and  Seller  agree  that this  provision  shall be binding on their  successors and assigns.  It being  understood  that, each party shall be free to sell,  transfer or encumber its respective undivided  interest in the Interests  after the Closing in such manner as it may elect.

9.5      Expenses.
         --------

          Except  as  otherwise  specifically  provided,  all  fees,  costs  and expenses  incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions  contemplated by this Agreement shall
          be  paid  by  the  party  incurring  the  same,   including,   without
          limitation, legal and accounting fees, costs and expenses. Buyer shall pay all  recordation  and filing fees and any  applicable  conveyance, transfer fees or taxes or similar fees or charges.

9.6      Notices.
         -------

          All  notices  and  communications  required  or  permitted  under this
          Agreement  shall  be in  writing  and any  communication  or  delivery hereunder  shall be deemed  to have  been  duly  made when  personally delivered to the individual  indicated  below, or if mailed or sent by facsimile  transmission,  when received by the party charged with such notice and addressed as follows:

         Seller:
                  Grand Goldking, L.L.C.
                  c/o Goldking Energy Corporation
                  Two Shell Plaza
                  777 Walker St., Suite 2450
                  Houston, TX 77002
                  Attention: Leonard C. Tallerine, Jr.
                  Telephone: (713) 228-5464
                  Fax: (713) 230-9590

         Buyer:
                  GulfWest Energy Inc.
                  397 N. Sam Houston Parkway East, Suite 375
                  Houston, Texas 77060
                  Attention:  Thomas R. Kaetzer
                  Telephone: (281) 820-1919
                  Fax:     (713) 974-0617

          Any party may, by written  notice so delivered  to the other  parties, change the address or individual to which delivery shall thereafter be made.

9.7      Amendments.
         ----------

          This  Agreement  may not be amended  nor any rights  hereunder  waived except by an instrument  in writing  signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

9.8      Conditions.
         ----------

          Seller and Buyer  shall use all  reasonable  efforts  to  satisfy  the conditions to Closing.

9.9      Counterparts.
         ------------

          This  Agreement  may be  executed by Buyer and Seller in any number of counterparts,  each of which shall be deemed an  original  instrument, but all of  which  together  shall  constitute  but  one and the  same instrument.

9. 10    Governing Law.
         ----------------

          This  Agreement  and the  transactions  contemplated  hereby  shall be construed  and  enforced in  accordance  with the laws of the State of
          Texas,  but without  regard to laws or principles of conflicts of laws that would cause application of the laws of another jurisdiction.  The parties hereby  consent to the exclusive  venue of the proper state or federal court located in Harris  County,  Texas,  and hereby waive all other venues.

9. 11    Entire Agreement.
         ----------------

          This  Agreement   (including   the  Exhibits  and  Schedules   hereto)
          constitutes the entire understanding among the parties with respect to
          the  subject  matter  hereof,  superseding  all  negotiations,   prior
          discussions and prior agreements and  understandings  relating to such subject matter.

9.12     Parties in Interest.
         -------------------

          This  Agreement  shall be binding upon, and shall inure to the benefit of the  parties  hereto,  and except as  otherwise  prohibited,  their respective  successors  and  assigns,  and nothing  contained  in this
          Agreement,  express or  implied,  is intended to confer upon any other person or entity any benefits,  rights or remedies. The persons and/or companies  comprising  Buyer shall be jointly and severally liable for all of Buyer's liabilities and obligations under or pertaining to this
          Agreement.

9.13     Liability and Jury Waivers.
         --------------------------

          (a)  LIMITATION ON LIABILITY.  NO PARTY SHALL BE REQUIRED TO PAY OR BE
          LIABLE FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR INDIRECT
          DAMAGES  (WHETHER OR NOT  ARISING  FROM ITS  NEGLIGENCE)  TO ANY OTHER
          PARTY  REGARDING ANY DISPUTE  ARISING OUT OF THIS AGREEMENT OR A CLAIM
          OF BREACH HEREOF.  THIS PROVISION  SHALL NOT DIMINISH OR AFFECT IN ANY
          WAY THE PARTIES' RIGHTS OR OBLIGATIONS UNDER ANY INDEMNITIES  PROVIDED
          FOR IN THIS AGREEMENT.

          (b) WAIVER OF JURY TRIAL.  EACH PARTY  WAIVES,  TO THE FULLEST  EXTENT
          PERMITTED BY APPLICABLE  LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY
          IN  RESPECT  OF ANY  SUIT,  ACTION  OR  PROCEEDING  RELATING  TO  THIS
          AGREEMENT.

9.14     Press Release.
         -------------

          For a period of 30 days  following  Closing,  neither party shall make any  press  release  or other  announcement  in  connection  with this
          Agreement  without first  consulting  with the other party.  Following
          such   consultation   and  good  faith  attempt  to  make   reasonable
          accommodations,  either  party  may  make  any  announcement  or press release that it believes is either  required by applicable  law or the rules of any stock  exchange,  or is advisable in connection with such
          party's   obligation  to  provide  public  disclosure   regarding  its
          activities.  This  provision  shall not apply to any  filing  with any
          governmental   body  or  stock  exchange  required  by  law,  rule  or
          regulation.

9.15     Severability.
         ------------

          If any term or other  provision of this Agreement is invalid,  illegal or  incapable of being  enforced by any rule of law or public  policy,
          all  other   conditions  and   provisions  of  this  Agreement   shall
          nevertheless  remain in full force and effect so long as the  economic or legal  substance  of the  transactions  contemplated  hereby is not affected in any adverse  manner to the  detriment  of any party.  Upon such  determination  that  any  term or other  provision  is  invalid, illegal or  incapable  of being  enforced,  the parties  hereto  shall negotiate  in good faith to modify this  Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner  to the end  that  the  transactions  contemplated  hereby  are fulfilled to the extent possible.

9.16     Dispute Resolution.
         ------------------

          The  parties  shall  attempt in good  faith  promptly  to resolve  any controversy  or claim  between  the parties  hereto  arising out of or relating to this  Agreement.  If any such  controversy or claim should arise,  the  parties  shall meet and  attempt to resolve the matter in good faith by negotiation.  Such negotiation  shall, at a minimum,  be held between  executives of both parties who have  authority to settle the  dispute.  If any such  controversy  or claim is not  resolved  by negotiation,  the dispute shall be settled by  arbitration in Houston,
          Texas  and  conducted  in  accordance  with  the  rules  of the  Texas
          Arbitration  Act.  Any  award by the  arbitrator(s)  shall  be  final, binding and non-  appealable,  and judgment may be entered  thereon in any court of competent jurisdiction.

9.17     Certain Governmental Consents.
         -----------------------------

          At the  Closing,  Seller  shall  execute  and  deliver  to Buyer  such assignments  of State  Leases  which  require  consent to  assignment.
          Seller  and Buyer will use all  reasonable  efforts  after  Closing to
          obtain  approval  of  such  assignments.   Until  such  approvals  are
          obtained,  Seller shall  continue to hold record title to such leases, to the extent Seller is currently record title holder,  as nominee for
          Buyer,  during  which time (i) Buyer shall  indemnify  and hold Seller harmless from any and all Losses  relating to such leases,  except for liabilities  for which Seller is otherwise  responsible  hereunder and
          (ii) Seller shall act as Buyer's  nominee but shall be  authorized  to act  only  upon  and  in  accordance  with  Buyer's  specific  written instructions  and Seller shall have no  authority,  responsibility  or discretion  to perform  any tasks or  functions  with  respect to such leases other than those that are purely  administrative or ministerial in  nature,  unless  otherwise  specifically  authorized  by  Buyer in writing.

9.18     No Admissions.
         -------------

          Buyer and  Seller  agree that  neither  this  Agreement,  nor any part thereof, nor any performance under this Agreement,  nor any payment of
          any  amount   pursuant  to  any  provision  of  this  Agreement  shall
          constitute or be construed as a finding,  evidence of, or an admission or  acknowledgment  of  any  liability,  fault,  or  past  or  present wrongdoing,  or violation of any law, rule, regulation,  or policy, by either  Seller or Buyer or by their  respective  officers,  directors, employees, or agents.

9.19     Consents.
         --------

          When a consent is required of either party hereto,  such consent shall not be unreasonably withheld.

9.20      Preferred Stock Representation
          ------------------------------

          Notwithstanding  anything to the  contrary in this  Agreement,  Seller acknowledges  that the  representations  and warranties  under Section
          3.2(h) are made solely by GulfWest Energy,  Inc. (the "Preferred Stock
          Representations  and  Warranties").  GulfWest Energy,  Inc. agrees and acknowledges that the Shareholders,  as defined in Section  2.1(a)(ii)
          above,   may  rely  on  such  Preferred  Stock   Representations   and
          Warranties;  provided that such Preferred  Stock  Representations  and
          Warranties are subject to Section 8.7(b) above.

         Executed as of the date first above mentioned.

         Seller:

         Grand Goldking, L.L.C.
         By:      Goldking Energy Corporation, its Manager

         By:      /s/  Leonard C. Tallerine, Jr.
                  ------------------------------
                  Leonard C. Tallerine, Jr.
                  President

         Buyer:

         GulfWest Energy Inc.                   GulfWest Oil & Gas Company

         By: /s/  Thomas R. Kaetzer             By:  /s/  Thomas R. Kaetzer
             ----------------------                  ----------------------
             Thomas R. Kaetzer                       Thomas R. Kaetzer
             President                               President

         GulfWest Oil & Gas Company (Louisiana) LLC

         By:  /s/ Thomas R. Kaetzer
              ---------------------
              Thomas R. Kaetzer
              Its Manager